UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/04/2012

The Gap, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-7562

Delaware	94-1697231
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2 Folsom Street
San Francisco, CA 94105
(Address of principal executive offices, including zip code)

(415) 427-0100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 4, 2012, the Compensation and Management Development Committee (the "Committee") of the Board of Directors of The Gap, Inc. (the "Company") approved a grant of Performance Shares to further incentivize delivery on the Company's core growth and financial performance objectives over fiscal years 2012, 2013 and 2014 by the Company's Chairman and Chief Executive Officer, Glenn Murphy, pursuant to a CEO Performance Share Agreement (the "Agreement"). The following description of the Agreement is a summary and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1.

Under Mr. Murphy's leadership since joining the Company in 2007, the Company has made significant organizational and strategic changes to position its brands and divisions for growth and expansion, both in North America and globally. The Committee approved this award for two reasons: (i) to provide a strong incentive for successful execution on the Company's growth strategies and further improvement in the company's financial performance in 2012, 2013 and 2014; and (ii) to ensure retention of Mr. Murphy during this critical phase for the Company. In light of this award, the Committee expects that there will be no additional equity grants to Mr. Murphy through at least the fiscal year 2014.

The grant has been designed to pay for performance over a 3-year period. The target number of shares that may be earned is an aggregate of 1,000,000 (with a potential range of 0 to 2,000,000 shares). Shares will be earned based upon attainment of annual Company earnings objectives as defined by annual EBIT achievement for each of the fiscal years 2012, 2013 and 2014. The target number of shares is allocated evenly across the three years.    No shares will be earned if threshold performance is not achieved.

In considering this grant, the Committee noted that the performance shares originally granted to Mr. Murphy in 2007 gave him the opportunity to earn up to 2,000,000 shares based upon cumulative net earnings over a four year period from 2008 to 2011. During this period, the global recession and unprecedented cotton prices occurred, contributing to the fact that no performance shares were earned by Mr. Murphy.

Any shares earned under the Agreement will vest in January 2015, subject to Mr. Murphy's continued employment by the Company on that date. Shares may also continue to vest, to the extent applicable performance goals are achieved, if Mr. Murphy's employment with the Company terminates under specified circumstances during the third year of the award (in fiscal 2014). In addition, shares may vest, to the extent applicable performance goals are achieved, if Mr. Murphy's employment with the Company terminates under specified circumstances within twelve months after or 60 days prior to a "change in control" of the Company (as defined in the Agreement). The specified circumstances referred to in the preceding two sentences are: (i) involuntarily termination by the Company other than for cause, death, or disability, or (ii) resignation for good reason or a material diminution of responsibilities (each as defined in the Agreement). To the extent shares vest or continue to vest prior to the last day of fiscal 2014 under the specified circumstances listed above, the value of the ultimate award will be reduced by shares having a value on the payment date equal to $9,777,500, which is the estimated value of the post-termination payments Mr. Murphy would be entitled to receive under his original employment agreement with the Company. The vesting and termination provisions are described in detail in Sections 3, 4 and 5 of the attached Agreement.

The Performance Share award, to the extent earned and vested, will be paid out in shares of the Company's common stock on the later of April 30, 2015 or after Mr. Murphy's termination of service.

Item 7.01.    Regulation FD Disclosure

In August 2007, shortly after Mr. Murphy joined the Company, he purchased 150,000 shares of the Company's common stock in the open market.

        On May 4, 2012, Mr. Murphy purchased 150,000 shares of the Company's common stock by exercising previously granted stock options at an exercise price of $16.44 per share. Mr. Murphy is paying cash for the exercise price and applicable tax withholding for these options. With this purchase Mr. Murphy owns in excess of 300,000 shares.

Item 9.01.    Financial Statements and Exhibits

10.1        CEO Performance Share Agreement between the Company and Glenn Murphy, dated May 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Gap, Inc.

Date: May 04, 2012	By:	/s/ Michelle Banks
Michelle Banks
Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	CEO Performance Share Agreement between the Company and Glenn Murphy, dated May 4, 2012